UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549

                                    SCHEDULE 13G

                      UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                 (AMENDMENT NO. 17)*

                                    FURON COMPANY
                                  (NAME OF ISSUER)

                           COMMON STOCK, WITHOUT PAR VALUE
                           (TITLE OF CLASS OF SECURITIES)

                                     361106-10-7
                                   (CUSIP NUMBER)



















__________________________

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

      NAME OF REPORTING PERSON
1     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Peter Churm
      SSN:  ###-##-####

      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
2                                            (a)  [  ]
                                             (b)  [X]

3     SEC USE ONLY


      CITIZENSHIP OR PLACE OF ORGANIZATION
4
      United States of America

                          SOLE VOTING POWER
      NUMBER OF       5
                          430,759
      SHARES
                          SHARED VOTING POWER
      BENEFICIALLY   6
                          0
      OWNED BY
                          SOLE DISPOSITIVE POWER
      EACH            7
                          430,759
      REPORTING
                          SHARED DISPOSITIVE POWER
      PERSON          8
                          0
      WITH

      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
      430,759

      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                          [  ]

      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      4.8%

      TYPE OF REPORTING PERSON
12
      IN

                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a)    NAME OF ISSUER:

             Furon Company

ITEM 1(b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             29982 Ivy Glenn Drive
             Laguna Niguel, CA 92677

ITEM 2(a)    NAME OF PERSON FILING:

             Peter Churm

ITEM 2(b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

             29982 Ivy Glenn Drive
             Laguna Niguel, CA 92677

ITEM 2(c)    CITIZENSHIP:

             United States of America

ITEM 2(d)    TITLE OF CLASS OF SECURITIES:

             Common Stock, without par value

ITEM 2(e)    CUSIP NUMBER:

             361106-10-7

ITEM 3       Rules 13d-1(b) and 13d-2(b):

             Not applicable.

ITEM 4       OWNERSHIP:

             Not applicable.

ITEM 5       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
             PERSON:

             Not applicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
             COMPANY:

             Not applicable.

ITEM 8       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

             Not applicable.

ITEM 9       NOTICE OF DISSOLUTION OF GROUP:

             Not applicable.

ITEM 10      CERTIFICATION:

             Not applicable

             SIGNATURE:

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

January 24, 1997


/s/ Peter Churm
______________________
Peter Churm